Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Elissa Lindsoe, CFO
March 5, 2015	763-493-6370 / www.mocon.com

MOCON Reports Record Fourth Quarter and Annual Revenue

Highlights:

●	Record revenue for the quarter of $16.9 million, up 15 percent year-over-year
●	Fourth consecutive quarter with record revenue
●	Record revenue for the year of $64.5 million, up 13 percent year-over-year

MINNEAPOLIS, MN, March 5, 2015 – MOCON, Inc. (NASDAQ: MOCO), today reported financial results for the fourth quarter and full year ended December 31, 2014.

Commenting on the Company’s performance, MOCON’s president and CEO, Robert L. Demorest said, “We are very pleased with the fourth quarter and year end results. The double digit revenue growth in the fourth quarter and full year is driven by strong performance across all of our reporting segments which resulted in improved profitability, before the impact of a non-cash impairment charge, as well as in a strengthening of our balance sheet.”

Fourth Quarter Revenue and Earnings Summary

Fourth quarter 2014 results compared to fourth quarter 2013:

●	Revenue increased 15 percent to $16.9 million compared to $14.8 million for the same quarter in 2013, a new quarterly record for the Company.
●

Net loss for the fourth quarter 2014 was $2.0 million, or $0.36 per diluted share. The net loss reflects the recognition of a $3.2 million, or $0.56 per diluted share, non-cash impairment charge for an investment in an affiliated company that was originally made in early 2010. See discussion under Balance Sheet Summary below.

●

Non-GAAP income and non-GAAP income per diluted share for the fourth quarter 2014 was $1.1 million and $0.20, respectively, compared to $0.4 million and $0.08, respectively, for the same quarter of 2013. See reconciliation to non-GAAP income below.

●	Adjusted EBITDA for the fourth quarter 2014 was $2.4 million, an increase of 62 percent compared to $1.5 million the same quarter of 2013. See reconciliation to adjusted EBITDA below.
●

Revenue from foreign customers accounted for 65 percent (38 percent in Europe, 27 percent outside of Europe & the U.S.A.) of total revenue for the fourth quarter of 2014 compared to 64 percent (40 percent in Europe, 24 percent outside of Europe & the U.S.A.) in the fourth quarter of 2013.

Full year 2014 results compared to full year 2013:

●	Revenue totaled $64.5 million for the year ended December 31, 2014, an increase of 13 percent compared to $57.1 million during the year ended December 31, 2013.
●

Net income and diluted earnings per share were $1.5 million and $0.27, respectively, for the year ended December 31, 2014, compared to net income of $3.5 million, or $0.61 per diluted share, for the year ended December 31, 2013. Net income for 2014 included an impairment of investment in affiliated company of $3.2 million, or $0.55 per diluted share.

●

Non-GAAP income and non-GAAP income per diluted share for the year ended December 31, 2014 was $4.7 million and $0.82, respectively, compared to $3.5 million and $0.61, respectively, for the year ended December 31, 2013. See reconciliation to non-GAAP income below.

●	Adjusted EBITDA for year ended December 31, 2014 was $10.1 million compared to $7.7 million for the year ended December 31, 2013. See reconciliation to adjusted EBITDA below.
●

Revenue from foreign customers accounted for 69 percent (41 percent in Europe, 28 percent outside of Europe & the U.S.A.) of total revenue for the year ended December 31, 2014 compared to 67 percent (42 percent in Europe, 25 percent outside of Europe & the U.S.A.) in 2013.

Revenue by Segment ($ in thousands)

	Three Months Ended December 31,				Twelve Months Ended December 31,
			Increase				Increase
	2014	2013	$	%	2014	2013	$	%
Permeation	$6,758	$5,845	$913	16%	$23,380	$21,395	$1,985	9%
Package Testing	6,750	6,265	485	8%	28,071	25,241	2,830	11%
Industrial Analyzers and Other	3,430	2,673	757	28%	13,024	10,472	2,552	24%
Total Revenue	$16,938	$14,783	$2,155	15%	$64,475	$57,108	$7,367	13%

Revenue growth for the fourth quarter and full year of 2014 was attributable to strong performance across all of the Company’s business segments. Year-over-year, the Permeation segment increased 16 percent in the fourth quarter and 9 percent for the full year, due primarily to steady demand outside of the United States for the recently introduced next generation instruments. The Package Testing segment grew 8 percent year-over-year in the fourth quarter of 2014 and 11 percent year-over-year for full year 2014, due primarily to improved shipments of leak detection and headspace analyzers in the food packaging industry. The Industrial Analyzer and Other segment grew 28 percent and 24 percent year-over-year for the fourth quarter and full year 2014, respectively. This strong demand was driven by oil and gas exploration and improved performance for the environmental monitoring and beverage gas analyzer markets.

Gross Profit and Operating Costs Commentary

Gross profit was 56 percent of revenue for the fourth quarter of 2014 which is consistent with the Company’s planned gross margin, compared to 51 percent for the fourth quarter of 2013. For the full year 2014, gross profit was 56 percent of revenue compared to 55 percent of revenue in 2013. Selling, general and administrative expenses were higher in the fourth quarter and year ended December 31, 2014 compared to the same periods in 2013 due primarily to increased commissions and headcount, as well as higher audit and SOX consulting fees.

Balance Sheet Summary

●	Cash and cash equivalents were $6.3 million on December 31, 2014 compared to $4.1 million on December 31, 2013.
●	Cash provided by operations in the year ended December 31, 2014 was $9.7 million compared to $3.6 million in the same period of 2013.
●	Days sales outstanding were 52 for the fourth quarter of 2014, a 23 day improvement compared to 75 in the fourth quarter of 2013.
●	Total debt was $4.6 million on December 31, 2014 compared to $8.3 million on December 31, 2013
●

During the fourth quarter of 2014 the Company’s management determined that its investment in an affiliated company was other than temporarily impaired, and as a result, recorded a non-cash, non-tax deductible charge of $3.2 million to fully impair the asset.

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information.

Use of Non-GAAP Financial Measures

MOCON supplements its financial statements to provide investors with earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA plus share-based compensation, impairment and foreign currency transactional losses (“Adjusted EBITDA”), net income and net income per share before certain non-recurring charges (“Non-GAAP income”), which are not calculated in accordance with general accepted accounting principles (“GAAP”) in the United States of America.

MOCON believes that these non-GAAP measures provide useful information to the Company’s Board of Directors, management and investors regarding certain trends relating to its financial condition and operating performance. MOCON’s management uses these non-GAAP measures to compare the Company's performance to that of prior periods for trend analyses and planning purposes.

The method MOCON uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. MOCON urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Safe Harbor

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “planned”, or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, the integration and performance of Dansensor, the terms of our credit agreement including financial covenants included therein, competition and technological change, setbacks in product development programs, order cancellations, dependence on certain key industries, pricing and lack of availability of raw materials, product pricing, crude oil pricing impact on oil exploration activities, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA
(in Thousands, Except Per Share Data)

STATEMENT OF OPERATIONS DATA: (unaudited)

	Quarters Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue
Products	$13,312	$11,581	$50,694	$44,848
Services	2,674	2,305	10,658	9,126
Consulting	952	897	3,123	3,134
Total revenue	16,938	14,783	64,475	57,108
Cost of revenue
Products	5,857	5,570	22,174	20,036
Services	1,054	1,132	4,188	3,936
Consulting	586	505	1,999	1,867
Total cost of revenue	7,497	7,207	28,361	25,839
Gross profit	9,441	7,576	36,114	31,269

Selling, general and administrative expenses	6,773	5,925	24,988	22,454
Research and development expenses	1,127	947	4,191	4,032
Impairment of investment in affiliate	3,171	-	3,171	-
Operating income (loss)	(1,630)	704	3,764	4,783
Other expense, net	(39)	(73)	(306)	(359)
Income (loss) before income taxes	(1,669)	631	3,458	4,424
Income tax expense	364	197	1,922	963
Net income (loss)	$(2,033)	$434	$1,536	$3,461
Net income (loss) per common share:
Basic	$(0.36)	$0.08	$0.27	$0.62
Diluted	$(0.36)	$0.08	$0.27	$0.61
Weighted average common shares outstanding:
Basic	5,696	5,572	5,665	5,545
Diluted	5,696	5,668	5,754	5,640

CONDENSED BALANCE SHEET DATA: (unaudited)
	December 31, 2014	December 31, 2013
Assets:
Cash and marketable securities	$6,332	$4,338
Accounts receivable, net	9,877	12,335
Inventories	8,705	7,471
Other current assets	2,587	3,426
Total current assets	27,501	27,570
Property, plant and equipment, net	5,562	5,727
Investment in affiliated company	-	3,442
Goodwill, intangibles and other assets	19,446	21,965
Total assets	$52,509	$58,704
Liabilities and Shareholders’ Equity:
Revolving lines of credit	$3,300	$4,264
Notes payable, current	983	2,698
Other current liabilities	11,166	9,973
Total noncurrent liabilities	2,587	4,300
Shareholders’ equity	34,473	37,469
Total liabilities and shareholders’ equity	$52,509	$58,704

CONDENSED CASH FLOW DATA: (unaudited)	December 31, 2014	December 31, 2013

Net cash provided by operations	$9,670	$3,596
Net cash (used in) provided by investing activities	(1,533)	3,195
Net cash used in financing activities	(5,371)	(5,151)
Effect of exchange rate changes	(567)	78
Net increase in cash	2,199	1,718
Cash beginning of year	4,133	2,415
Cash end of year	$6,332	$4,133

MOCON, INC.
NON-GAAP RECONCILIATION
(in Thousands, Except Share Data)

	Quarters Ended December		Year Ended December 31,
	2014	2013	2014	2013
Net income (loss)	$(2,033)	$434	$1,536	$3,461
Interest expense, net	36	61	183	277
Income tax expense	364	197	1,922	963
Depreciation and amortization	631	638	2,555	2,433

EBITDA	(1,002)	1,330	6,196	7,134
Share-based compensation	178	122	591	512
Impairment of investment in affiliate	3,171	-	3,171	-
Foreign currency transaction loss (gain)	16	10	136	83

Adjusted EBITDA	$2,363	$1,462	$10,094	$7,729

Net income (loss)	$(2,033)	$434	$1,536	$3,461
Impairment of investment in affiliate	3,171	-	3,171	-

Non-GAAP Income	$1,138	$434	$4,707	$3,461

Net income (loss) per common share:
Basic	$(0.36)	$0.08	$0.27	$0.62
Diluted	$(0.36)	$0.08	$0.27	$0.61

Weighted average common shares outstanding:
Basic	5,696	5,572	5,665	5,545
Diluted	5,696	5,668	5,754	5,640

Non-GAAP income per common share:
Basic	$0.20	$0.08	$0.83	$0.62
Diluted	$0.20	$0.08	$0.82	$0.61

Non-GAAP weighted average common shares outstanding:
Basic	5,696	5,572	5,665	5,545
Diluted	5,789	5,668	5,754	5,640